Exhibit 99.1

RTI International Reports Second Quarter Results

PITTSBURGH--(BUSINESS WIRE)--August 2, 2011--RTI International Metals, Inc., (NYSE: RTI), released results today for the second quarter of 2011.

Second Quarter 2011 Results

• Net sales for the second quarter were $123.2 million

• Second quarter operating income was $6.1 million

• Earnings per diluted share were $0.07

• Titanium mill product shipments for the quarter totaled 3.3 million pounds at an average realized price of $20.30 per pound

• Agreement for $9.9 million reached with Tronox LLC

During the second quarter, RTI reported net income of $2.1 million, or $0.07 per diluted share, on net sales of $123.2 million and operating income of $6.1 million. During the second quarter of 2010, RTI reported net income of $10.2 million, or $0.34 per diluted share, on net sales of $106.7 million and operating income of $2.1 million. Results for the second quarter of 2010 included a tax benefit of $8.1 million.

For the six months ended June 30, 2011, RTI reported net sales of $244.1 million, compared with net sales of $214.5 million for the same period a year ago. The Company also reported operating income of $15.5 million and net income of $4.5 million, or $0.15 per diluted share, compared with operating income of $13.8 million and net income of $21.6 million, or $0.72 per diluted share, for the same period a year ago.

Titanium Group

For the second quarter of 2011, the Titanium Group posted operating income of $9.2 million on sales of $74.6 million, including intersegment sales of $38.2 million. During the same period in 2010, this Group reported operating income of $1.8 million on sales of $53.8 million, including intersegment sales of $23.3 million. The second quarter increases in sales and operating income versus the same period a year ago were driven primarily by higher mill volumes and higher-margin product mix.

During the first six months of 2011, the Titanium Group posted operating income of $17.9 million on sales of $143.9 million, including intersegment sales of $72.0 million. During the first six months of 2010, operating income was $16.8 million on sales of $116.5 million, including intersegment sales of $47.1 million. The six months results for 2010 included the receipt of a $15.4 million customer payment during the first quarter.

Mill product shipments for the second quarter were 3.3 million pounds at an average realized price of $20.30 per pound, compared to mill product shipments of 2.5 million pounds in the second quarter of 2010 at an average realized price of $19.33 per pound.

Mill product shipments for the first six months of 2011 were 6.5 million pounds at an average realized price of $20.15 per pound compared to mill product shipments of 4.7 million pounds in 2010 at an average realized price of $19.34 per pound.

Fabrication Group

During the second quarter of 2011, the Fabrication Group had an operating loss of $5.2 million on net sales of $32.2 million. For the same period in 2010, this Group had an operating loss of $0.8 million on net sales of $37.3 million. The results for the period reflect the continued relatively low level of seat track shipments to Boeing, as well as energy market project delays. In addition, the results for 2010 included higher-margin sales of engineered components delivered to support the containment of the oil spill in the Gulf of Mexico.

For the first six months of 2011, the Fabrication Group reported net sales of $70.3 million with an operating loss of $6.5 million compared with net sales of $65.9 million resulting in an operating loss of $6.1 million for the same period in the prior year.

Distribution Group

For the second quarter of 2011, the Distribution Group posted operating income of $2.1 million on net sales of $54.6 million. During the same period in 2010, this Group earned operating income of $1.1 million on net sales of $38.8 million. The increase in sales and operating income was driven by higher sales to Airbus, increased aerospace-related spot sales and increased specialty alloy sales.

Year-to-date, the Distribution Group reported net sales of $101.9 million resulting in operating income of $4.1 million, compared with net sales of $79.2 million and operating income of $3.0 million for the same period in the prior year.

CEO Comment

Dawne S. Hickton, Vice Chair, President, and CEO stated, “We continue to see strengthening in our core titanium mill products business. In fact, I now expect mill product shipments for the year to exceed 13 million pounds and approach 14 million pounds. Coming off our meetings at the Paris Air Show, we are being presented with many new opportunities for both titanium fabricated and mill products. These opportunities are not only coming from our traditional customers, but also from engine manufacturers. After a slow start, we are also beginning to see increases in our energy business. As a result, our business prospects for 2011 continue to improve and therefore I would expect that our consolidated sales for the year will exceed $500 million.

“I am also pleased to report that we recently reached agreement with Tronox LLC to settle our ongoing dispute. Pursuant to the terms of the agreement, RTI will pay Tronox $9.9 million in connection with our take-or-pay obligation. As a result, approximately $1.1 million of prior accruals were reversed.”

Conference Call Information

To participate in today’s 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remain accessible until Tuesday, August 16, 2011 at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter Pass code: 3024 5862.

Forward Looking Statement

The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of the Company’s capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.

Company Description

RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is celebrating 60 years of providing titanium and other specialty metals to our customers around the world. RTI manufactures and distributes extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications. Our Titanium, Distribution, and Fabrication Groups have locations in the United States, Canada, Europe, and Asia to better serve our global customers. We look forward to serving new and existing customers during the next 60 years and beyond! To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$123,213	$106,651	$244,063	$214,536
Cost and expenses:
Cost of sales	98,624	89,702	193,469	170,064
Selling, general, and administrative expenses	17,618	16,418	35,076	32,057
Research, technical, and product development expenses	890	1,028	1,522	1,753
Asset and asset-related charges (income)	-	(2,590)	(1,501)	(3,111)
Operating income	6,081	2,093	15,497	13,773
Other income (expense)	133	233	(436)	366
Interest income	355	133	580	231
Interest expense	(4,250)	(291)	(8,550)	(564)

Income before income taxes	2,319	2,168	7,091	13,806
Provision for (benefit from) income taxes	191	(8,071)	2,621	(7,831)
Net Income	$2,128	$10,239	$4,470	$21,637

Earnings per share:
Basic	$0.07	$0.34	$0.15	$0.72
Diluted	$0.07	$0.34	$0.15	$0.72

Weighted-average shares outstanding:
Basic	30,019,933	29,903,061	30,008,108	29,885,280
Diluted	30,318,084	30,100,762	30,273,669	30,117,232

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

	June 30,	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$228,313	$376,951
Short-term investments	63,590	20,275
Receivables, less allowance for doubtful accounts of $465 and $478	66,211	56,235
Inventories, net	259,241	269,719
Deferred income taxes	22,950	22,891
Other current assets	11,952	16,299
Total current assets	652,257	762,370
Property, plant, and equipment, net	266,144	260,576
Marketable securties	92,440	-
Goodwill	42,215	41,795
Other intangible assets, net	13,965	14,066
Deferred income taxes	24,909	21,699
Other noncurrent assets	5,600	6,348
Total assets	$1,097,530	$1,106,854

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,036	$47,226
Accrued wages and other employee costs	18,799	21,951
Unearned revenues	22,889	28,358
Other accrued liabilities	28,479	28,179
Total current liabilities	104,203	125,714
Long-term debt	182,462	178,107
Noncurrent liability for post-retirement benefits	40,859	39,903
Noncurrent liability for pension benefits	27,604	33,830
Deferred income taxes	3,169	3,147
Other noncurrent liabilities	8,527	7,753
Total liabilities	366,824	388,454
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized;
30,933,721 and 30,858,725 shares issued; 30,188,550 and
30,123,519 shares oustanding	309	309
Additional paid-in capital	476,948	474,277
Treasury stock, at cost; 745,171 and 735,206 shares	(17,646)	(17,363)
Accumulated other comprehensive loss	(26,889)	(32,337)
Retained earnings	297,984	293,514
Total shareholders’ equity	730,706	718,400
Total liabilities and shareholders’ equity	$1,097,530	$1,106,854

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended
	June 30,
	2011	2010
Cash provided by operating activities (including depreciation and amortization of $11,279 and $10,978 for the six months ended
June 30, 2011 and 2010, respectively)	$5,220	$16,287

Cash provided by (used in) investing activities (1)	(154,339)	31,792

Cash provided by financing activities	176	145

Effect of exchange rate changes on cash and cash equivalents	305	(113)

Increase (decrease) in cash and cash equivalents	(148,638)	48,111
Cash and cash equivalents at beginning of period	376,951	56,216
Cash and cash equivalents at end of period	$228,313	$104,327

(1)	In the current year, cash used in investing activities included net purchases of short-term investments and marketable securities of $135,693 compared to net sales of short-term investments of $44,889 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales:
Titanium Group	$36,414	$30,556	$71,955	$69,397
Intersegment sales	38,192	23,291	71,968	47,056
Total Titanium Group sales	74,606	53,847	143,923	116,453

Fabrication Group	32,152	37,295	70,254	65,897
Intersegment sales	15,249	14,669	28,554	27,431
Total Fabrication Group sales	47,401	51,964	98,808	93,328

Distribution Group	54,647	38,800	101,854	79,242
Intersegment sales	368	817	801	1,281
Total Distribution Group sales	55,015	39,617	102,655	80,523

Eliminations	53,809	38,777	101,323	75,768
Total consolidated net sales	$123,213	$106,651	$244,063	$214,536

Operating income (loss):
Titanium Group before corporate allocations	$11,819	$3,854	$23,109	$20,937
Corporate allocations	(2,637)	(2,022)	(5,188)	(4,113)
Total Titanium Group operating income	9,182	1,832	17,921	16,824

Fabrication Group before corporate allocations	(1,826)	1,952	194	(478)
Corporate allocations	(3,418)	(2,743)	(6,724)	(5,579)
Total Fabrication Group operating loss	(5,244)	(791)	(6,530)	(6,057)

Distribution Group before corporate allocations	4,190	2,617	8,134	6,187
Corporate allocations	(2,047)	(1,565)	(4,028)	(3,181)
Total Distribution Group operating income	2,143	1,052	4,106	3,006

Total consolidated operating income	$6,081	$2,093	$15,497	$13,773

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, 330-544-7622
Director - Investor Relations
rleone@rtiintl.com